Exhibit 3.185
ARTICLES OF INCORPORATION
OF
EMPORIA HOSPITAL CORPORATION
The undersigned natural person of the age of eighteen years or more. acting as incorporator or a corporation. pursuant to Chapter 9 of Title 13.1 of the Code of Virginia (the “Virginia Code”). hereby adopts the following Articles of Incorporation for such corporation.
ARTICLE I
The name of the Corporation is Emporia Hospital Corporation.
ARTICLE II
The period of its duration is perpetual.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Virginia Code.
ARTICLE IV
The total number of’ shares of all classes of stock that the Corporation shall have the authority to issue is one thousand (1,000) shares of $.01 per share par value Common Stock.
ARTICLE V
(a) The address of the principal office of the Corporation’s registered office in this State and the name of its registered agent at such address is:
Steven D. Gravely. Esq.
1111 East Main Street, Suite 1500
Richmond, VA 23219
City of Richmond. Virginia
(b) The initial registered agent is a member of the Virginia State Bar and a resident of Virginia.
ARTICLE VI
Election of the Directors need not be written ballot unless the Bylaws of the corporation shall so provide.
ARTICLE VII
The name and mailing address of the incorporator is:
Virginia D. Lancaster
Community Health Systems, Inc.
155 Franklin Road, Suite 400
Brentwood, Tennessee 37027

ARTICLE VIII
To the fullest extent permitted by Virginia law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which invoke intentional misconduct or a knowing violation of law, (iii) under Section 13.1-692.1 of the Virginia stock Corporation Act or (iv) for any transaction from which the director derived any improper personal benefit. If the Virginia Code is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Virginia Code as so amended.
Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect an right or protection of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE IX
A. Rights to Indemnification. Each person who was or is made a party or is threatened to he made a party to or is otherwise involved in any action, suit or proceeding whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is a legal representative, or is or was a director or officer of the Corporation or is only serving at the request of the Corporation as a director or officer of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity or as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held, harmless by the Corporation to the fullest extent authorized by the Virginia Code as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability, and loss (including, without limitation, attorneys’ fees, judgments, fines, excise tax, or penalties and amounts paid or to be paid in settlement) incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue with respect to an indemnitee who has ceased to he a director or officer and shall inure to the benefit of the indemnitee’s heirs. executors and administrators; provided, however, that except as provided in paragraph (B) hereof with respect to proceedings, to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred it this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending an such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that if the Virginia Code requires, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

B. Rights of indemnitee to Bring Suit. If a claim under paragraph (A) of this Article is not paid in fall by the Corporation within sixty days after a written claim has been received by the Corporation (except in the ease of a claim for an advancement of expenses, in which case the applicable period shall be twenty days), the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any suit, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder but not a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Virginia Code. Neither the failure of the Corporation (including its Board of Directors, independent counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee has met the applicable standard of conduct set forth in the Virginia Code, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, or in the case of such a suit brought by the indemnitee, shall be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled under this Article or otherwise to he indemnified, or to such advancement of expenses, shall be on the Corporation.
C. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may or hereafter acquire under these Articles of Incorporation or any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any indemnitee against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Virginia Code.
I. Indemnity of Employees and Agents of the Corporation. The Corporation may. to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article or as otherwise permitted under the Virginia Code with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
ARTICLE X
The Bylaws of the Corporation may be altered, amended or repealed or new bylaws may be adopted by the Board of Directors of the Corporation.
IN WITNESS WHEREOF, I have hereunto set my hand this 8th day of January, 1999.
/s/ Virginia D. Lancaster
Virginia D. Lancaster, Incorporator

COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION
January 11, 1999
The State Corporation Commission has found articles submitted on behalf of accompanying
EMPORIA HOSPITAL CORPORATION
to comply with the requirements of law, and confirms payment of all related fees.
Therefore, it is ORDERED that this
CERTIFICATE OF INCORPORATION
be issued and admitted to record with the articles of incorporation in the Office of the Clerk of the Commission, effective January 1, 1999.
The corporation is granted the authority conferred on it by law in accordance with the articles, subject to the conditions and restrictions imposed by law.
STATE CORPORATION COMMISSION
By: /s/ [cannot read name]
Commissioner

4